UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2007
COMMERCE ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000		92626
Costa Mesa, California		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (714) 259-2500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 16, 2007, Commerce Energy Group, Inc., a Delaware corporation (the “Company”), Commerce Energy, Inc., a California corporation and wholly-owned subsidiary of the Company (“Commerce”), Wachovia Capital Finance Corporation (Western), a California corporation, as Agent and Lender (the “Agent”), and The CIT Group/Business Credit, Inc., as Lender, entered into a Sixth Amendment to Loan and Security Agreement (the “Amendment”) amending that certain Loan and Security Agreement dated June 8, 2006, as amended (the “Credit Facility”) by and among the Company, Commerce and the Agent. Capitalized terms, not otherwise defined have the meaning set forth in the Credit Facility.
     The Amendment revises several provisions of the Credit facility, including, without limitation, (i) certain financial covenants, (ii) the definition of Borrowing Base and (iii) the maturity date and prepayment penalty.
     Prior to the Amendment, Commerce was required to have cash or cash equivalents in an aggregate amount equal to not less than $10,000,000 on deposit in a blocked deposit or securities account (collectively, “Eligible Cash Collateral”) at all times. Under the Amendment, Commerce is no longer required to maintain any Eligible Cash Collateral.
     In connection with the deletion of the covenant to maintain Eligible Cash Collateral, the Fixed Charge Coverage Ratio financial covenant was revised and a minimum EBITDA financial covenant was added to the Credit Facility. Pursuant to the Amendment, the Fixed Charge Coverage Ratio that the Company and its subsidiaries are required to maintain was changed from 1.00:1.00 to 1.50:1.00, in each case, as of the last day of each month, as determined for the period twelve months then ending.
     Furthermore, pursuant to the Amendment, Commerce is required to earn EBITDA in an amount no less than $3,500,000 for the six-month period ending January 31, 2008, $6,000,000 for the nine-month period ending April 30, 2008 and $7,000,000 for each of 4 consecutive fiscal quarters ending thereafter.
     Additionally, under the Amendment, Commerce is required to maintain an amount of Excess Availability equal to $2,500,000 at all times prior to July 1, 2008 and $10,000,000 at all times on or after July 1, 2008. Prior to the Amendment, after October 5, 2007, Commerce was required to maintain an amount of Excess Availability equal to $2,500,000 from October 6, 2007 through and including October 30, 2007 and at all times from November 1, 2007 to November 30, 2007, $5,000,000 on October 31, 2007, and $10,000,000 at all times on or after December 1, 2007.
     Also, the definition of the Borrowing Base was amended. Previously, the Borrowing Base equaled the sum of (i) 85% of the Eligible Billed Accounts, plus (ii) the lesser of $12,000,000 or 65% of the Eligible Billed Accounts, plus (iii) the lesser of the $8,000,000 or 70% multiplied by the value of Eligible Inventory, plus (iv) the lesser of $35,000,000 or 95% of Eligible Cash Collateral (collectively, the “Eligible Collateral”), minus any Reserves. Pursuant to the Amendment, the Borrowing Base means the lesser of (a) the sum of all collections received on the accounts of borrowers during the immediately preceding 45 days, or (b) the sum of the Eligible Collateral, provided, that the percentage of Eligible Billed Accounts may be increased from 65% to 75% no more that two times each year for a period of 60 days as specified in a written request by Commerce to the Agent, minus any Reserves.
     The Amendment also extends the maturity date of the Credit Facility from June 8, 2009 to June 8, 2010 and the prepayment penalty, which was previously payable from and after the first anniversary of the date of the Credit Facility but not including the thirtieth day preceding the third anniversary of the date of the Credit Facility, and is now payable from and after the first anniversary of the date of the Credit Facility but not including the thirtieth day preceding the fourth anniversary of the date of the Credit Facility.
     The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the actual Amendment, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following item is filed as an exhibit to this Report:

Exhibit No.	Description
99.1	Sixth Amendment to Loan and Security Agreement, dated November 16, 2007, by and among Commerce Energy, Inc., Commerce Energy Group, Inc., Wachovia Capital Finance Corporation (Western), as Agent and Lender and The CIT Group/Business Credit, Inc., as Lender

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation
Date: November 20, 2007	By:	/s/ STEVEN S. BOSS
Steven S. Boss
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Sixth Amendment to Loan and Security Agreement, dated November 16, 2007, by and among Commerce Energy, Inc., Commerce Energy Group, Inc., Wachovia Capital Finance Corporation (Western), as Agent and Lender and The CIT Group/Business Credit, Inc., as Lender